Exhibit 3.3

CERTIFICATE OF INCORPORATION

OF

QTS FINANCE CORPORATION

FIRST:          Name. The name of this corporation is QTS Finance Corporation (the “Corporation”).

SECOND:     Registered Office and Agent. The registered office of the Corporation shall be located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 in the County of New Castle. The registered agent of the Corporation at such address shall be Corporation Service Company.

THIRD:         Purposes and Powers. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”). The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

FOURTH:     Capital Stock.

4.1.	The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 1,000 shares, of which all of such shares shall be common stock, all of one class, having a par value of $0.01 per share (“Common Stock”).

4.2.	The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

FIFTH:          Incorporator. The name the Corporation’s incorporator (the “Incorporator”) is Shirley E. Goza, and her address is 12851 Foster Street, Overland Park, KS 66213. The powers of the Incorporator shall terminate upon the filing of this Certificate of Incorporation.

SIXTH:         Board of Directors.

6.1.	Initial Directors. The following persons, having the following mailing addresses, shall serve as the directors of the Corporation until the first annual meeting of the stockholders of the Corporation or until their successors are elected and qualified:

Name	Mailing Address

Chad L. Williams	c/o QTS Finance Corporation, 12851 Foster Street, Overland Park, KS 66213

6.2.	Number; Election. The number of directors of the Corporation initially shall be one (1), which number may thereafter be increased or decreased in the manner provided in the bylaws of the Corporation; however, the total number of directors shall not be less than one (1). Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot. Except as otherwise provided in this Certificate of Incorporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the Board of Directors.

6.3.	Management of Business and Affairs of the Corporation. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

6.4.	Limitation of Liability. To the fullest extent permitted by law, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. Any amendment to, repeal of or modification of this Article 6.4 shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

SEVENTH:   Indemnification.  The Corporation shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation. Any amendment, repeal or modification of this Article Seventh shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

EIGHTH:       Amendment of Bylaws.   In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.

NINTH:         Reservation of Right to Amend Certificate of Incorporation. The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article Ninth.

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IN WITNESS WHEREOF, the undersigned, being the Incorporator hereinabove named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, hereby certifies that the facts hereinabove stated are truly set forth, and accordingly executes this Certificate of Incorporation of QTS Finance Corporation this 7 day of July, 2014.

/s/ Shirley E. Goza
Shirley E. Goza,
Incorporator

[Certificate of Incorporation of QTS Finance Corporation]